NSC TELEMANAGEMENT CORPORATION
             AGGREGATEE PAY PHONE COMMUNICATIONS SERVICES AGREEMENT

                              (For QWEST Services)

         This Aggregatee Pay Phone Communications Services Agreement (the "Agreement') by and between NSC Telemanagement Corporation, whose address is 6920 Koll Center Parkway, Suite 211, Pleasanton, CA 94566 ("NSC"), and

Magic Communications Group, Inc.             ("PSP") with offices

at 5 west Main St. Elmsford, NY 10523 and with phone  number of
   -----------------------------------
 (914) 345 - 0800   and fax number of  ( 914 )  345-0062 is effective as of the
 ------------------                     ----------------
date approved by NSC below its signature (the "Effective Date").

                                    RECITALS

         A. NSC has entered into a Pay Phone Communications Services Agreement (the "QWEST Agreement") with Qwest Communications Corporation, a Delaware corporation and USLD Communications, Inc., a Texas corporation (collectively referred to as "QWEST") to provide operator and other communications services under the QWEST brand name to clients of NSC; and

         B. PSP is a payphone service provider that operates certain pay telephone stations and desires to utilize QWEST's services (the "Services") described in this Agreement,

                                    AGREEMENT

 In consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1. Services. NSC has contracted with QWEST to arrange for the provision of or directly provide the Services set forth below with respect to those PSPs' pay phones lines ("Identified Lines" or "ANIs") agreed upon by NSC and PSP. PSP shall submit ANIs for inclusion under this Agreement to NSC from time to time while this Agreement is in effect, PSP shall submit such ANIs in a format acceptable to NSC. Upon NSC's receipt of a properly formatted ANI submission, NSC shall determine within fifteen (15) days whether all or any portion of the submitted ANIs are acceptable under this Agreement. ANIs accepted by NSC for submission to QWEST under this Agreement shall typically be submitted to QWEST by NSC by the 20th day following the date NSC received a properly formatted ANI list from PSP.

         1.1 QWEST Zero Minus (0-/00-) and Zero Plus (0+) Calls. PSP will use QWEST as its operator services provider during the Commitment Term (as defined below) and any roll-over term of this Agreement for the Identified Lines if PSP makes such election on the customer profile form executed in conjunction with this Agreement (see Attachment A). Commission terms and certain other terms with respect to such Services are set forth on Attachment A attached hereto.

         1.2 QWEST International Operator Services. PSP will use QWEST as its international long distance service operator ("International Services") during the Commitment Term (as defined below) and any rollover term of this Agreement for the Identified Lines if PSP makes such election on the customer profile form executed in conjunction with this Agreement. Commission terms and certain other terns with respect to such Services are set forth at Attachment B, attached hereto.

         1.3 QWEST Repair and Refund Operator Services. NSC has contracted with QWEST to provide operators and origination network to QWEST operator centers for repair and refund operator services ("R&R Services") during the Commitment Term (as defined below) and any roll-over term of this Agreement with respect to all Identified Lines. To the extent that QWEST charges NSC for R&R Service calls with respect to any Identified Line, PSP shall pay to NSC the same charge.

         1.4 QWEST Resolution Services. NSC has contracted with QWEST to provide for the resolution of end user refund requests calls by way of (i) instant LEC credit or (ii) instant call completion (collectively, "Resolution Services'). Such Resolution Services shall be billed by NSC to PSP in accordance with Tariffs (&-fined in Section 2.1 below) and Attachment C, attached hereto, applicable to QWEST.

         1.5 QWEST COCOT Access Services. PSP shall use QWEST for COCOT Access Service ("CAS") on Identified Lines during the Commitment Term (as defined below) and any roll-over term of this Agreement, if so elected by PSP on the customer profile form executed in conjunction with this Agreement. NSC has contracted with the QWEST to resell the incumbent local ex-change carriers' (the "ILEC") dial tone on the terms and conditions contained in. Attachment D, attached hereto.

         1.6 Payment of Commissions: Treatment of Invoices. NSC shall pay PSP the commissions set forth in this Agreement and the Attachments and Schedules hereto with respect to all Identified Lines of PSP by the last day following the end of each calendar month in which NSC received such commissions from QWEST. Each commission payment and invoice for Services shall be accompanied by a. statement and data, in the form and media determined by NSC from time to time.

    2. Rates.

            2.1 Tariffed Services and Rates. PSP acknowledges that QWEST provides communications services pursuant to various Tariffs (defined below), including without limitation USLD Tariff F. C. C. No. 1 and 3, QWEST Tariff F.C.C. No. 2 and 3, and other federal tari.ffs as well as applicable state tariffs (collectively,. "Tariff(s)"), which are on file with the Federal Communications Commission (the "FCC") and applicable state regulatory bodies, and which may be modified from time to time by QWEST in accordance with law and thereby affect the Services and rates furnished to PSP. QWEST has agreed with NSC to comply with the terms of their respective then effective Tariffs. The rates (the "Rates") to be charged and additional terms for the Services ordered above are more fully detailed in the attachments and Tariffs, each of which are incorporated into and made a part of this Agreement. PSP acknowledges that QWEST reserves the right to eliminate any Service offerings or modify any charges for service offerings, without notice to NSC or PSP, at any time, and PSP agrees to hold NSC harmless for any such changes. PSP acknowledges that NSC may terminate the QWEST Agreement if QWEST makes such changes and PSP agrees to hold NSC harmless for any such termination. Upon such termination, NSC shall be liable to PSP for only accrued but unpaid commission and charges through the termination date.

           2.2 Fraud and Bad Debt. PSP shall be fully responsible for fraud and bad debt relating to any Identified Line from the Demarcation Point. For this purposes of this paragraph the term "Demarcation Point" means the physical point on a telephone line where ownership or control of such telephone line by a local exchange carrier ceases and ownership or control of such telephone line by PSP begins. PSP shall assist NSC and QWEST in good faith with the resolution of fraud or bad debt issues relating to that part of any telephone line owned or controlled by any party other than PSP, where such telephone line relates to an Identified Line, To the extent QWEST or any LEC bills back to NSC any amount for uncollectable accounts, such amount shall be withheld from amounts due PSP under this or any other Agreement involving PSP, NSC and QWEST, at the sole discretion of NSC.

    3.  Obligations of PSP.

          3.1 PSP Information. PSP is a corporation, partnership, limited liability QWEST, or other business entity duly organized and in good standing under the laws of its state of organization. PSP represents that the address listed above is its principal office (as filed with governmental authorities).

             3.2 PSP's Obligations.

                  (a) PSP represents and warrants that it is now and agrees and covenants that it will remain in compliance with all laws, rules, and regulations relating to PSP's obligations in conjunction with this Agreement, including without limitation, provision of information to end-users regarding such Services and provision of methods for the caller to use alternative carriers as set forth herein.

                  (b) PSP is solely responsible for ensuring that pay phones provided with Services under this Agreement are correctly programmed and labeled.

                  (c) PSP shall provide NSC and QWEST, in a form and media acceptable to NSC and QWEST, all information and data required by NSC or QWEST to provide Services for each Identified Line. PSP acknowledges that all ANIs submitted by PSP are subject to prompt approval and acceptance by QWEST.

         3.3 Payment of Invoice. As set forth in this Agreement, there may be a charge applicable to certain Services provided to PSP hereunder. In the event a charge is applicable, PSP agrees to pay to NSC the invoiced amount of such charge(s) within ten (10) days after receipt of such invoice. Any applicable federal, state, or local use, excise, sale or privilege taxes, duties or similar liabilities, chargeable to or against QWEST or NSC because of the Services provided to PSP as well as any disbursements or expenses under this Agreement shall also be charged to and be payable by PSP. PSP may offset any amounts otherwise due PSP under this Agreement or any other agreement between NSC and PSP or their wholly owned subsidiaries against any other amounts owed to NSC by PSP under this Agreement or any other agreement between NSC and PSP. Any payment received by NSC later than ten (10) days after the invoice date shall be subject to an interest charge on delinquent amounts at the rate of one and one-half percent (1.50%) of the amount of the invoiced payment per month, or the maximum rate allowable by law, whichever is lower. In the event PSP disputes any portion of an invoice or commission statement, PSP will send its written dispute ("PSP's Dispute Notice"), with supporting information, along with its full payment of the invoice, to NSC on or prior to the invoice due date. NSC will promptly notify PSP if additional information is required to evaluate the dispute and will post any correcting entries at the conclusion of its review of the dispute which review and determination shall be completed within 120 days after receipt of PSP's Dispute Notice. If PSP fails to pay the full amount of any invoice when due and such amount remains unpaid for five (5) business days after written notice of such payment failure is received by PSP from NSC ("PSP's Invoice Payment Default"), then NSC may, and PSP specifically agrees that NSC may, at any time, and without further notice to PSP, discontinue providing Services to PSP, which will not limit any of NSC's other rights and remedies under this Agreement.

  4.    Term and Termination.

         4.1 This Agreement shall commence on the Effective Date and remain in full force and effect for a period of three (3) years commencing upon the Effective Date, unless earlier terminated as provided herein (the "Commitment Term"). In the event that PSP breaches this Agreement prior to expiration of the Commitment Term, PSP shall be deemed to have committed a "Commitment Term Breach". PSP acknowledges that the QWEST Agreement may be terminated prior to expiration of the Commitment Term, by QWEST or NSC, with or without cause, If the QWEST Agreement is so terminated, this Agreement shall be terminated automatically as of the termination date of the QWEST Agreement and PSP will hold NSC harmless for any such termination.

         4.2 Unless either party shall notify the other party in writing at least thirty (30) days prior to the expiration of the Commitment Term, upon expiration of the Commitment Term, this Agreement shall rollover on a month-to-month basis and shall be terminable by NS C upon at least thirty (30) days prior written notice to the PSP.

         4.3 If PSP defaults in the performance of any of its duties or obligations under this Agreement (excluding a default in payments to be made which will be governed by other provisions), which default is not substantially cued within twenty (20) days after written notice is received by the defaulting party specifying the default, then NSC may, by giving written notice thereof to PSP, terminate this Agreement as of the date of the termination notice or as of a future date specified in such notice of termination.
         4.4 Either party may terminate this Agreement immediately if the other party becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency or for the appoint rennet of a receiver or similar officer, makes an assignment for the benefit of all or substantially all of its creditors.

         4.5 In the event that the QWEST Agreement is terminated for any reason prior to the expiration of the Commitment Term of this Agreement, this Agreement shall be deemed terminated as of the effective date of the termination of the QWEST Agreement.

  5.    Miscellaneous Provisions.

         5.1 Force Majeure. Each party shall be excused from performance under this Agreement for any period, and the time of any performance shall be extended, to the extent reasonably necessary under the circumstances if such party is prevented from performing, in whole or in part, its obligations under this Agreement as a result of acts or omissions by a third parry or any act of God, any outbreak or escalation of hostilities, war, civil disturbance, court or regulatory order, cable cut, labor dispute, or the nonperformance of any third party service or billing PSP (including QWEST), or any other cause beyond such party's reasonable control. Such nonperformance on the part of either party shall not be considered a default under this Agreement or a ground for termination of this Agreement, provided that the party whose performance has been excused performs such obligation as soon as is reasonably practicable after the termination or cessation of such event or circumstance.

         5.2 Assignment. PSP may not assign this Agreement or any of its rights hereunder without the prior written consent of NSC. NSC may freely assign its rights and obligations under this Agreement.

         5.3 Limitation of Liability. Other than Tariffs and any obligation NSC has to pay PSP commissions hereunder, IN NO EVENT SHALL NSC OR QWEST OR EITHER OF THEIR RESPECTIVE AFFILIATES OR SUBSIDIARIES BE LIABLE TO PSP OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY OTHER RESPECT, FOR DAMAGES, EITHER DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL ACTUAL, PUNITIVE, OR OTHERWISE, OR FOR ANY LOST PR0FITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF ANY MISTAKE, ACCIDENT, ERROR, OMISSION, INTERRUPTION, OR DEFECT IN TRANSMISSION, OR DELAY ARISING 0 UT OF OR RELATING TO THE SERVICES OR THE OBLIGATIONS OF Q WEST OR NSC PURSUANT TO THE Q WEST AGREEMENT, THIS AGREEMENT, AND ANY EXHIBITS, ATTACHMENTS, OR SCHED ULES THERETO INCL UDING, WITHO UT LIMITATION, ANY FALL URE TO PRO VIDE TIMEL Y 0R ACCURATE BILLING SERVICES, OR ANY FAIL URE TO TIMELY OR ACCURATELY PROVIDE ANY PORTION OF THE SERVICES, OR CONDITIONS WHICH MAY RESULT FROM ACTI0NS BY REGULATORY OR JUDICIAL AUTHORITIES OR OTHER CARRIERS OR THIRD PARTIES THAT QWEST, NSC, OR EITHER OF THEIR RESPECTIVE AFFILIATES RELY ON TO PROVIDE SERVICE TO PSP. QWEST, NSC, AND THEIR RESPECTIVE AFFILIA TES MAKE NO WARRANTY WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE DESCRIPTI0N, QUALITY, MERCHANTABILITY, COMPLETENESS, OR FITNESS FOR ANY PURPOSE OF QWEST SERVICES, BILLING SERVICES OR LOCAL ACCESS OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXCL UDED AND DISCLAIMED.

         5.4 Indemnification. PSP will protect, defend, hold harmless, and indemnify NSC, its affiliates, officers, directors, employees, and agents from and against any loss (including negligence), claim, action, liability, cost, judgment, or expense (including attorney fees) brought by any of PSP's end-users or relating to the installation, operation, failure to operate or maintain, removal, presence, condition, location, or use of any phone covered by this Agreement,

         5.5 Trademark, Each party acknowledges that it will acquire no rights in any trademark, service mark, trade name, or other intellectual property used or owned by the other party by reason of this Agreement and will take no action that is inconsistent with this acknowledgment. Neither party will use any trademark, service mark, trade name, or other intellectual property used or owned by the other party without the prior written consent of such other party, provided that NSC may disclose to third parties that PSP is a customer of NSC without first obtaining PSP's consent.

         5.6. Notice s. All notices or other communications under this Agreement shall be in writing and deemed to have been received on the earlier of the date personally delivered, the next business day after transmitted by facsimile, or the third business day after transmitted by certified U.S. mail postage prepaid. Notices to each NSC or PSP shall be made at the address, facsimile and telephone numbers first set forth above for the subject party or at such other address as may be noticed by one party to the other

         5.7 Confidentiality and Publicity. The parties shall keep the financial terms of this Agreement confidential during the Commitment Term of this Agreement and during the three (3) year period thereafter, Should either parry be required by legal process to disclose such information, that party shall immediately notify the other to allow the other adequate time to contest such disclosure. Notwithstanding the foregoing, NSC shall be allowed to disclose the nature and contents of this Agreement to the extent required by law to any regulatory commission and the QWEST Agreement. NSC shall also have the right to disclose the fact that PSP is a customer of QWEST. All other press and media releases, public announcements, and public disclosures by either of the parties relating to this Agreement or its subject matter, including, without limitation, promotional or marketing material (but not including any announcement intended solely for internal distribution by a party to its directors, officers and employees, and which includes a notice that such information is confidential, or any disclosures required by legal, accounting, regulatory or stock exchange requirements beyond the reasonable control of such party) shall be coordinated with and approved in writing by both parties prior to the release thereof.

         5.8 Entire Agreement. This Agreement (including the attachments hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, and there are no representations, understandings or agreements relating to this Agreement that are not fully expressed herein,

         5.9 Exhibits. All attachments annexed to this Agreement are expressly made a part of this Agreement as if completely set forth herein. All references to this Agreement shall be deemed to refer to and include this Agreement and all such Exhibits as well as the Tariffs.

         5.10 Amendments: No Oral Modifications. Once this Agreement has been fully executed, any amendment hereto must be made in writing and signed by the party against whom enforcement is sought. The parties expressly waive any challenge they may have to this no oral modification provision.

           5.11 Independence of Parties. Neither party shall have the authority to bind the other by contract or otherwise or to make any representations or guarantees on behalf of the other. Both parties acknowledge and agree that the relationship arising from this Agreement does not constitute a joint venture, partnership, employee relationship, or franchise. Each parties' employees will not be or be deemed to be the employees of the other party or joint employees. Each party assumes full responsibility for the acts of its employees and for their supervision, daily direction and control. Neither party will be responsible for worker's compensation, disability benefits, unemployment insurance, withholding taxes, social security, and any other taxes or benefits for the employees of the other party. The parties further acknowledge that they are each service providers in a highly competitive industry. Each party may do business with customers and end-users of the other provided, however, that they do not use the other party's confidential information to obtain such customers.

           5.12 Governing Law. This Agreement, including all matters relating to the validity, construction, performance, and enforcement thereof, shall be governed by the laws of New York without giving reference to its principles of conflicts of law, except to the extent the Communications Act of 1934, as amended, and as interpreted, applies.

           5.13 Arbitration of Disputes.

                  (a) Any dispute arising out of this Agreement, which cannot be resolved between the parties, shall be settled by binding arbitration at the office of the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules"), as amended by this Agreement. Neither party may seek injunctive relief of any kind prior to the confirmation of an arbitration award. The arbitrator may award reasonable attorneys' fees, expenses and arbitration costs to the prevailing party.

                  (b) One Arbitrator shall be appointed in accordance with the AAA Rules within sixty (60) days of the submission of the demand for arbitration, unless both parties otherwise agree in writing. The arbitration shall designate a time and place in Washington D.C., Pleasanton, California or such other location as NSC may determine in its sole discretion. The arbitration hearing shall be commence within thirty (30) days after appointment of the Arbitrator. Discovery shall be limited by the Arbitrator to the extent possible in order to administer a timely and cost-effective result. There shall be no mandatory disclosure requirements and discovery of documents shall be limited to that which is relevant and admissible under the Federal Rules of Evidence. The Arbitrator is authorized to grant, upon a showing of good cause, any party's request for a protective order or to limit discovery. Any disputes relating to discovery or other pre-hearing matters shall be presented to the Arbitrator for final and binding resolution. The parties shall exchange lists of witnesses and copies of all exhibits that the party intends to introduce at the hearing at least thirty (30) days prior to the arbitration hearing. The Arbitrator shall not be able to award, nor shall any party be entitled to receive, punitive, incidental, consequential, exemplary, reliance, or special damages, including (without limitation) damages for lost profits. The Arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final, binding, and enforceable in a court of competent jurisdiction, The decision of the Arbitrator is appealable only for mistakes of law. Nothing in this Paragraph
5.13 shall relieve either party of its payment or service obligations under this Agreement during the pendency of any arbitration. The arbitration award may be confirmed by any court of competent jurisdiction. Waiver. Neither the waiver by either of the parties hereto of a breach or a default under any provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as s waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder.

         5.14 Survival, Neither the expiration or termination of this Agreement shall limit or affect the obligation of PSP to pay NSC all amounts incurred hereunder, prior to such expiration or termination.

         5.15 Headings. The headings of sections and subsections used in this Agreement are for convenience only and are not part of its operative language, They shall not be used to affect the construction of any provisions hereof,

         5.16 No Third Party Beneficiaries. The representations, warranties, covenants, and agreements of the parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by, any person not a party hereto.

         5.17 Severabilitv. In the event that anyone or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         5.18 PSP Authorization. PSP represents that the person executing this Agreement has been duly authorized by PSP to execute and bind PSP to the terms and conditions contained herein. PSP, with full knowledge of all terms and conditions herein, does hereby warrant and represent that the execution, delivery, and performance of this Agreement are within PSP's powers, have been duly authorized, and are not in conflict with law or the terms of any charter or bylaw or any agreement to which PSP is a party or by which it is bound or affected. The individual signing this Agreement agrees that (s)he shall have personal liability if this Agreement is not duly entered into by a legal entity.

           5.19 Execution; Counterparts; Facsimile Delivery. This Agreement may be executed by each of the parties in counterparts, including copies transmitted by facsimile, and, if it is, each counterpart shall be deemed to be an original instrument but the counterparts together shall constitute only one Agreement. This Agreement will be deemed fully executed by both parties if the counterparts, taken together, bear the signatures of duly authorized representatives of each of the parties.

           5.20 Appointment as Agent. PSP hereby appoints NSC as its exclusive agent with respect to matters pertaining to the Services and Q'WEST. PSP authorizes NSC to issue necessary orders and coordinate matters relating to the Services. PSP acknowledges that, upon implementation of Services hereunder, each Service will be provided by QWEST. PSP shall not, except as set forth in this Agreement, contact QWEST or attempt to enter into an agreement directly with QWEST for the provision of Services.

         5.21 Waiver of Dial-Around Payment Obli ation. PSP shall waive NSC's and QWEST's obligation to pay "dial around" (a.k.a. "per call') compensation mandated by the FCC in exchange for NSC's and QWEST's agreement to not charge PSP for monthly recurring PICT charges imposed by the local exchange carrier (the "LEC') or QWEST. PSP's waiver of FCC-mandated dial around compensation shall be limited to the then current PIC'C charge being imposed by the QWEST ($2.75 per pay phone ANI per month as of May 1, 1999).

The parties have executed this Agreement as of the Effective Date set forth below.





NSC Telemanagement Corporation               Magic Communications Group, Inc.
                                             --------------------------------
                                             ( Name of PSP)

By:      /s/  Kyle Miller                   By: /s/ Stephen Rogers
         ----------------                       ------------------
Name:          Kyle Miller                  Name: Stephen Rogers
                                                  --------------
Title:      General Manager                 Title: VP
                                                   --
Effective Date:  5/19/99                     Date: 5/99
                 -------                           ----

                                  Attachment A

                                OPERATOR SERVICES

           A.1.1. PSP agrees and warrants that QWEST shall be its operator service PSP during the Commitment Term for the Identified Lines. QWEST has contracted to provide live and automated operator assistance for the Identified Lines. Each long distance call originating from PSP and placed through QWEST may be charged to select credit cards, Telco cards, or the destination number, if collect. PSP acknowledges that long distance calls placed through QWEST may, at QWEST's discretion, be charged to third-party numbers.

           A.1.2. PSP shall configure its system and/or pay phones so that 911 emergency calls (e.g., police, fire, ambulance and poison control), where available, and similar emergency calls, will be automatically routed to the appropriate party or clearing house without the intervention of NSC or QWE$T. PSP acknowledges that emergency calls that reach a QWEST operator shall be handled in accordance with QWEST's standard operating procedures. QWEST has contracted to use its best efforts to make emergency telephone numbers required by state Public Utilities Conunission tariffs available to end-users.

           A.1.3, PSP represents, warrants, and covenants that it is authorized to select the operator services carrier for the Identified Lines. PSP agrees that if any other party makes any claims against NSC or QWEST for commissions with respect to such Identified Lines, PSP will be responsible for any such claim.

           A.1.4. NSC and QWEST shall have no responsibility for the installation, operation, repair, or programming or for any pay phone equipment owned by a party other than QWEST with respect to the Identified Lines (the "Third Party Equipment"). PSP is responsible for routing calls to QWEST. QWEST will not provide or service any equipment for such purposes. In the event QWEST or NSC incurs costs in connection twith responding to a trouble report where the cause of the trouble is determined to be related to Third Party Equipment, then PSP shall promptly reimburse NSC for all of such costs.

                                   COMMISSIONS

           A.2.1. Commissions. Unless othernise prohibited by law, NSC shall pay commissions on Commissionable Revenues (deCzned below) generated by the Identified Lines as specified in Schedule "1'(degree) to this Attachment ("Commissions") after its receipt of such Commissions. No Commissions shall be due or payable by NSC to PSP until NSC has received the applicable commission funds from the QWEST. PSP shall commence earning Commissions with respect to an Identified Line on the date that PSP has access to QWEST from the Identified Line, In no event shall NSC's obligation to pay Commissions commence earlier than the EMctive Date of this Agreement. "Comraissionable Revenue" shall mean the net billable operator services revenue (exclusive of taxes, fees, separately itemized Premise Imposed Fees ("PIFs"), and other assessments) generated by PSP from the Identified Lines billed by QWEST at QWEST's standard Tariffed rates_ Operator acknowledges and agrees that QWEST, in its sole discretion, may elect not to collect PIFs on behalf of PSP, in which case no PIFs shall be deemed due or payable to PSP by QWEST or NSC. Commissions shall be paid within thirty (30) days after they are received by NSC.

            A.2.2. QWEST Payment. NSC may direct QWEST to pay PSP its commissions due hereunder directly.


                              COMPLIANCE WITH LAWS

           A.3.1. PSP shall cause all subscribed phones to comply with the following:

                    (a) Except where legally permitted, pay phones shall not block 950-XXXK, lOXXXXXX or 1-800-XXX-XXXX calls.

                    (b) PSP shall be liable for all charges attributable to the failure of PSP to secure screening which prevents 1+ 10.YXXXX domestic and international dialing and which indicates to operators that the telephone is restricted to prohibit billing to the original ANT,

         A.3.2. Pursuant to Section 276 of the Telecommunications Act of 1996, the FCC has prescribed regulations that establish a compensation plan to ensure that all pay phone service PSPs are compensated for completed calls from their pay phones. PSP acknowledges that QWEST reserves the right to adjust its rates or to impose additional charges or surcharges in order to recover amounts QWEST is required to pay to payphone service providers and/or NSC pursuant to Section 276 and the regulations implementing Section 276, and any costs incurred by QWEST in connection with any such compensation requirement.

             A3.3. PSP acknowledges that QWEST shall have the right at anytime and from time to time, with as much notice to PSP as is practicable under the circumstances, to temporarily suspend or terminate some or all of the operator services provided at or to any Identified Line because of (i) defects or malfunctions of or in PSP'S equipment; (ii) an unacceptable level of fraudulent or uncollectable telephone calls; (iii) violations of local, state or federal laws and regulations; (iv) violations of published rules, regulations, and the Tariffs; (v) an unacceptable quality of transmission;
(vi) abuse of the operator services provided hereunder; or (vii) compliance with my order of a regulatory agency having jurisdiction.

                                  Attachment B

                         INTERNATIONAL OPERATOR SERVICES

             B.1.1. International Operator Services, PSP acknowledges that QWEST has agreed to provide International Services for certain Identified Lines elected by PSP but only upon the terms and conditions set forth in this Attachment B, which shall supersede any provisions to the contrary contained in the Agreement and the other attachments or exhibits thereto. With NSC's consent, PSP may, from time to time, in writing or by electronic media in a format acceptable to NSC, add and delete Identified Lines which are to be provided with International Services.

         B.1.2. Fraudulent International Services Calls. PSP acknowledges that QWEST has agreed to utilize its existing standard verification procedures to verify the validity of calling cards (collectively "Cards") utilized by an International Services user and will otherwise utilize standard verification procedures for International Services, but PSP acknowledges and agrees that (i) as to Cards, such verification procedures are only effective if a Card has been reported lost or stolen or if a Card has otherwise been revoked or terminated and (ii) a person can utilize unreported lost or stolen Cards or illicitly obtained data for a Card which has not been lost or stolen and to otherwise use improper procedures to fraudulently obtain International Services for which the call charges are uncollectable, The parties further acknowledge that uncolIectable telephone charges for fraudulently obtained International Services can be very substantial and material in both amount and volume.

          B.1.3. PSP to Bear Risk of Fraudulent International Services Calls. PSP will be totally responsible and assumes all economic risks for costs incurred by NSC or QWEST for fraudulently obtained International Services placed from PSP's phones, PSP shall reimburse NSC and QWEST for NSC's and QWEST's costs for such fraudulent International Services calls at the rate of One Dollar ($1.00) per minute of use for such calls (the minutes of use for such calls to be determined from QWEST's recorded minutes of use for such calls). In addition, if PSP has received commissions and additional surcharges on such fraudulent International Services, PSP shall refund such commissions and additional surcharges to NSC, it being expressly agreed that no commission and additional surcharges shall be payable to PSP for or on such fraudulent International Services. NSC will reduce any commissions on International Services to PSP by eight percent (8%) of the gross billable revenue for fraud. The parties agree that this reduction shall not limit PSP's liability under this Attachment B for fraudulent International Services calls. NSC may deduct all sums owing by PSP to NSC pursuant to the foregoing provisions of this International Addendum from commissions payable by NSC to PSP pursuant to the Agreement.

           B.1.4. Commissions. NSC agrees to pay PSP commissions on Commissionable Revenues at the rate of fifty percent (5O%) plus the PIF, if any. In no event shall the PIF exceed $6.00.

                                  Attachment C

                          RATES FOR RESOLUTION SERVICES


       PSP shall pap NSC for the following Services at the corresponding rates:


             Service                                            Rate

       Call Completion/Courtesy Call        $0,50 per call attempt
       Local Exchange Carrier Credit        $0.50 per credit request
       (home telephone bill)                Plus the amount of any credit up to
                                            a maximum of $1.00 per call.

       Mailing of a Refund Check            $3.85 plus the amount of any refund

       211 Access/Repair/Service calls      No charge (subject Section 1,3 of
                                            Agreement)


     PSP is solely responsible for programming its equipment to make such Services available.

             PSP agrees that it will pay all direct dial l+ and ancillary charges associated with such Services at the rates charged by QWEST to NSC for direct dial 1+ services and ancillary charges.

                                  Attachment A-1
                              CUSTOMER PROFILE FORM

Customer (Check One)  [ ]PAYPHONE ( [  ] New/[ ] Renew)   [ ] LEC/RBOC
         ([  ] New/[ ]Renew)
          [ ]CHANGE TO EXISTING ACCT (this form can only be used If customer has current contract)
Date:       Term of Contract:     Method of Access: 0+1010070         1+1010432
Company Name/Property/Agent: Magic Communications Group, Inc.
Mailing Address; 5 west Main St.
                           City :  Elmsford                   State: NY
Telephone Number: 914-345-0800                                Fax: 914-345-0062

MANDATORY INFORMATION: [x] Corporation [ ] Partnership [ ] Individual (Check One) [ ] Social Security / [x]Tax ID Number:

ALL OPTIONS MUST BE CHECKED YES OR NO OR CONTRACT WILL BE DELAYED IN PROCESSING
SERVICES:               CHECK ONE             OPTIONS:           Check ONE:
1+                     [x]YES   [ ] NO   Live Operator Only   [ ] YES  [ ] NO
0+                     [x]YES   [ ] NO   Auto Collect         [ ] YES  [ ] NO
211/Resolution Service [ ] YES  [ ] NO   International 0+/0-  [x]YES   [ ] NO
COCOT Access Service   [ ] YES  [ ] NO    International PIF $
                                         1+ International     [x]YES   [ ] NO

ATTACHMENTS:             CHECK ONE               MISC          CHECK ONE

Tax Exempt Forms          [ ] YES [x] NO   Tax Exempt        [ ] YES   [ ] NO

Int'I O+ Addendum         [ ] YES [x] NO   Waive Dial
                                           Around/PICC       [ ] YES  [ ] NO

Customer's Database       [ ] YES [x] NO   # of Phones :

Copy of Local Phone Bill  [ ] YES [ ] NO   Sub-Agent Code :
                              ----




Special Instructlons:

  State where ANIs are located : if operating in morethat one state lease out oneform for each state.
                 INTERSTATE    INTERLATA    INTRALATA      LOCAL   INTERNATIONAL
  RATE TABLE:
  COMMISSION:        50%
   PIF:             $1

  State where ANIs are located : If o eratin in more that one state lease out oneform for each state.

                  INTERSTATE    INTERLATA    INTRALATA     LOCAL INTERNATIONAL
  RATE TABLE:        50%
  COMMISSION:        $1
  PIF:

  State where ANIs are located ; PA( If operating Inthat one state lease out oneform for each state.)

                  INTERSTATE     INTERLATA    INTRALATA     LOCAL INTERNATIONAL
  RATE TABLE:      50%
  COMMISSION:      $1
  PIF:

  State where ANIs are located : If operating in morethat one state lease out one form for each state,

                  INTERSTATE     INTERLATA    INTRALATA     LOCAL  INTERNATIONAL

  RATE TABLE:
  COMMISSION:
  PIF:

o Date Received by NSC *          Date submitted to Qwest
o Date Accepted by Qwest          Date Customer Notified
o Sales Person                    Contract Admin.
o Director of Sales               Activation Spec.


                                                           /s/ ineligible
                                                           --------------
                                                           Subscriber